Exhibit 99.1

News Release

P.O. Box 110  ●  Route 5  ●  South Deerfield  ●  MA  ●  01373-0110

FOR IMMEDIATE RELEASE

Contact: Gregory Hunt
(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports
Fiscal 2011 Second Quarter Results

South Deerfield, MA – August 11, 2011 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (collectively, “Yankee Candle” or the “Company”) today announced financial results for the second quarter ended July 2, 2011.  Yankee Holding Corp., a direct subsidiary of YCC Holdings LLC, is a holding company formed in connection with the Company's Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is the parent company of The Yankee Candle Company, Inc.

Sales for the second quarter of 2011 were $129.9 million, a $4.5 million or 3.6% increase from the prior year second quarter.  Retail sales were $73.1 million, an increase of $1.4 million or 1.9% from the prior year quarter. Sales in the Company’s Wholesale segment were $38.1 million, a decrease of $2.7 million or 6.7% versus the prior year second quarter.  Sales in the Company’s International segment, which is being reported as a separate business segment beginning in 2011 after previously having been included in the Wholesale segment, were $18.7 million, an increase of $5.9 million or 46.0% from the second quarter of fiscal 2010. The Company incurred a net loss of $7.4 million for the second quarter of 2011 compared to a net loss of $10.2 million for the second quarter of 2010.

The Company presents Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt.  Adjusted EBITDA for the second quarter of 2011 decreased by 13.8% to $15.4 million, or 11.8% of sales, as compared to Adjusted EBITDA for the prior year second quarter of $17.8 million, or 14.2% of sales. A reconciliation of the second quarter results to Adjusted EBITDA, which is a non-GAAP financial measure, is included at the end of this press release.

“Our second quarter results were consistent with the expectations we have communicated since the beginning of the year,” said Harlan Kent, the Company’s Chief Executive Officer.  “Despite a consumer spending environment that remains very uncertain, we were able to continue to grow our sales and again saw strong performance by several of our growth platforms, including our International, Consumer Direct, Fundraising and Wholesale premium mass and department store businesses.  That said, as previously indicated, our 2011 plan contemplated year over year unfavorability in Adjusted EBITDA for the seasonally lower volume first half of the year, due in large part to wax and freight inflation and targeted investments we are making this year in specific growth initiatives.  Therefore, as expected, our second quarter earnings were down versus the prior year quarter though consistent with our internal plans.  Our first half historically represents a disproportionately small percentage of our annual Adjusted EBITDA.”

Second Quarter Highlights:

•
Retail sales were $73.1 million, an increase of $1.4 million or 1.9% from the second quarter of fiscal 2010, driven primarily by sales from the 32 new Yankee Candle retail stores opened after the second quarter of 2010 and increased sales in our Yankee Fundraising and Consumer Direct divisions, and partially offset by a decrease in our comparable store sales.

•
Total Retail comparable sales, including the Consumer Direct business, decreased by 2.9% compared to the prior year second quarter.  Comparable store sales in the 495 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year decreased by 4.0%, while comparable sales in the Consumer Direct business increased by 9.8% over the prior year second quarter.  The decrease in comparable store sales was driven primarily by the Company’s decision to run its semi-annual clearance sale in a condensed period of time, resulting in 12 fewer clearance days as compared to the prior year quarter.

•
Wholesale sales were $38.1 million in the second quarter, a decrease of $2.7 million or 6.7% from the prior year second quarter.  The decrease was driven primarily by decreased sales to gift channel accounts and decreased sales from co-packing and licensing activities, partially offset by increased sales in our premium mass and department store channels.

•
International sales were $18.7 million in the second quarter, an increase of $5.9 million or 46.0% over the prior year second quarter.  The increase was driven primarily by increased sales in our UK business.

•
During the second quarter, the Company entered into a Joinder Agreement under its revolving credit facility (the “Revolving Facility”) which provided a total of $15.0 million in new loan commitments, thereby increasing the Company’s total capacity under the Revolving Facility from $125.0 million to $140.0 million.  As of July 2, 2011, the Company had outstanding letters of credit of $2.1 million and $66.0 million outstanding under the Revolving Facility, leaving $71.9 million in availability under the Revolving Facility.

Six Months Ended July 2, 2011 Highlights:

•
Retail sales were $147.8 million, an increase of $2.5 million or 1.7% over the prior year period, driven primarily by sales in new stores opened after the second quarter of 2010 and increased sales in our Consumer Direct division, partially offset by a decrease in our comparable store sales.

•
Wholesale sales were $85.6 million for the first six months of fiscal 2011, a decrease of $6.0 million or 6.5% from the prior year period.  The decrease was driven primarily by decreased sales to gift channel accounts and decreased sales from co-packing and licensing activities, partially offset by increased sales in our premium mass and department store channels.

•
International sales were $40.6 million for the first six months of fiscal 2011, an increase of $11.2 million or 38.1% over the prior year period.  The increase was driven primarily by increased sales in our UK business.

“As we head into the second half of the year we remain focused first and foremost on executing our plans and generating free cash flow,” said Mr. Kent.  “There certainly continues to be a lack of visibility on the macro-economic front and the consumer still faces significant headwinds.  While these challenges may continue, we remain committed to our investment and growth plans, which we believe are on track and will position us well for profitable growth this year and allow us to capitalize on any upturn in consumer spending and sentiment.  That said, given the increased uncertainty and volatility in the economy, financial markets and consumer sentiment, we will remain diligently focused on our productivity, cost containment and cash flow generation efforts.”

In February 2011, YCC Holdings LLC (the parent of Yankee Holding Corp.) and Yankee Finance were the co-issuers of  $315.0 million of 10.25%/11.00% Senior Notes due in 2016 (the “Senior PIK Notes”).  For the thirteen weeks ending July 2, 2011, YCC Holdings LLC incurred a net loss of $12.7 million, compared to the above-referenced net loss by the Company of $7.4 million.  The difference in net loss between the two entities is driven primarily by additional interest expense at YCC Holdings LLC of $8.5 million related to the Senior PIK Notes, offset by a tax benefit related to such interest expense of $3.2 million.  Neither Yankee Holding Corp. nor The Yankee Candle Company, Inc. have any obligations with respect to the Senior PIK Notes.

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EDT) this morning to more fully discuss its second quarter results.  The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600.  When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Kent) or reference the conference title (Q2 2011 Yankee Candle Earnings Conference Call).  This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company's web site at www.yankeecandle.com.  Click on the “About Us” link, select the “Investor Information” link, and then select the “Events Calendar” link.  Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 41-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  The Company sells its products through a North American wholesale customer network of approximately 20,500 store locations, a growing base of Company owned and operated retail stores (528 Yankee Candle Stores located in 45 states as of July 2, 2011), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 5,300 store locations and distributors covering a combined 48 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2011 and any quarter thereof, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events.  Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of the ongoing economic situation and any continued deterioration in consumer confidence or spending; the risk that the substantial indebtedness incurred in connection with the Merger and the debt agreements entered into in connection therewith, together with any other indebtedness incurred, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies or continued inflation in wax and transportation costs; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks
	Ended			Ended
	July 2, 2011			July 3, 2010
Sales:
Retail	$73,071	56.25%		$71,693	57.19%
Wholesale	38,123	29.34%		40,857	32.59%
International	18,719	14.41%		12,818	10.22%
Total sales	129,913	100.00%		125,368	100.00%

Cost of sales	58,291	44.87%		55,687	44.42%
Gross profit	71,622	55.13%		69,681	55.58%

Selling expenses:
Retail	41,345	56.58	% (A)	39,148	54.61	% (A)
Wholesale	6,101	16.00	% (B)	5,766	14.11	% (B)
International	4,684	25.02	% (C)	3,344	26.09	% (C)

Total selling expenses	52,130	40.13%		48,258	38.49%

General & administrative expenses	14,024	10.79%		13,952	11.13%
Restructuring charge	-	0.00%		29	0.02%

Income from operations	5,468	4.21%		7,442	5.94%
Interest expense	17,777	13.68%		18,462	14.73%
Other (income) expense	(1,085)	-0.84%		4,751	3.79%

Loss before provision for income taxes	(11,224)	-8.64%		(15,771)	-12.58%
Benefit from income taxes	(3,980)	-3.06%		(5,621)	-4.48%
Loss from continuing operations	(7,244)	-5.59%		(10,150)	-8.10%

Loss from discontinued operations, net of income taxes	(132)	-0.10%		(38)	-0.03%
Net loss	$(7,376)	-5.68%		$(10,188)	-8.13%

(A) Retail selling expenses as a percentage of retail sales.
(B) Wholesale selling expenses as a percentage of wholesale sales.
(C) International selling expenses as a percentage of international sales.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Twenty-Six Weeks			Twenty-Six Weeks
	Ended			Ended
	July 2, 2011			July 3, 2010
Sales:
Retail	$147,848	53.95%		$145,388	54.59%
Wholesale	85,572	31.23%		91,549	34.37%
International	40,607	14.82%		29,405	11.04%
Total sales	274,027	100.00%		266,342	100.00%

Cost of sales	123,154	44.94%		117,998	44.30%
Gross profit	150,873	55.06%		148,344	55.70%

Selling expenses:
Retail	82,962	56.11	% (A)	79,172	54.46	% (A)
Wholesale	12,307	14.38	% (B)	11,619	12.69	% (B)
International	9,920	24.43	% (C)	7,035	23.92	% (C)

Total selling expenses	105,189	38.39%		97,826	36.73%

General & administrative expenses	32,618	11.90%		30,630	11.50%
Restructuring charge	-	0.00%		829	0.31%

Income from operations	13,066	4.77%		19,059	7.16%
Interest expense	35,456	12.94%		38,270	14.37%
Other (income) expense	(2,960)	-1.08%		9,483	3.56%

Loss before provision for income taxes	(19,430)	-7.09%		(28,694)	-10.77%
Benefit from income taxes	(6,892)	-2.52%		(10,298)	-3.87%
Loss from continuing operations	(12,538)	-4.59%		(18,396)	-6.91%

Loss from discontinued operations, net of income taxes	(186)	-0.07%		(294)	-0.11%
Net loss	$(12,724)	-4.64%		$(18,690)	-7.02%

(A) Retail selling expenses as a percentage of retail sales.
(B) Wholesale selling expenses as a percentage of wholesale sales.
(C) International selling expenses as a percentage of international sales.

Yankee Holding Corp. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	July 2,	January 1,
	2011	2011

Current Assets:
Cash	$3,940	$12,713
Accounts receivable, net	34,239	46,937
Inventory	110,963	67,387
Prepaid expenses and other current assets	25,795	10,813
Deferred tax assets	12,087	11,642
Total Current Assets	187,024	149,492
Property and Equipment, net	118,612	118,786
Deferred Financing Costs	12,898	14,271
Other Assets	921,297	927,151
Total Assets	$1,239,831	$1,209,700

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accounts payable	$23,611	$26,291
Accrued payroll	8,081	12,669
Accrued income taxes	-	18,840
Other accrued liabilities	59,320	65,953
Total Current Liabilities	91,012	123,753
Long-Term Debt	967,125	901,125
Deferred Rent	12,294	11,535
Deferred Tax Liabilities	100,457	99,432
Other Long-Term Liabilities	4,942	3,847
Stockholder's Equity	64,001	70,008
Total Liabilities And Stockholder's Equity	$1,239,831	$1,209,700

Yankee Holding Corp.
July 2, 2011  Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
YCC Retail Stores	10 (5)	13 (5)	528
Wholesale Customer Locations - North America	374	257 (5)	20,485
Wholesale Customer Locations - Europe	74	255	5,267
Square Footage - Gross	14,425 (5)	19,355 (5)	1,009,280
Square Footage - Selling	10,677 (5)	13,937 (5)	775,946
Total Comp Stores & Consumer Direct Sales Change %	-2.9%	-1.4%
YCC Retail Comp Store Count	495	495	495
Sales per Square Foot (1)		$518
Store Count		494
Average store square footage, gross (2)		1,634
Average store square footage, selling (2)		1,242
Gross Profit (3)
Retail $	$46,572	$93,869
Retail %	63.7%	63.5%
Wholesale $	$17,658	$40,294
Wholesale %	46.3%	47.1%
International $	$7,390	$16,707
International %	39.5%	41.1%
Segment Profit (3)
Retail $	$5,227	$10,906
Retail %	7.2%	7.4%
Wholesale $	$11,556	$27,987
Wholesale %	30.3%	32.7%
International $	$2,706	$6,787
International %	14.5%	16.7%
Depreciation & Amortization (3)	$10,096	$20,335
Inventory per Store		$40,243
Inventory Turns (4)		3.1
Capital Expenditures (3)	$7,110	$11,765

(1) Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.

(2) Excludes S. Deerfield/Williamsburg Flagships.

(3) Dollars in thousands.

(4) Based on a 13 month average inventory divided by 12 month rolling COGS.

(5) Net of closures.

Reconciliation of Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “Adjusted EBITDA” which is a non-GAAP financial measure.  Adjusted EBITDA represents earnings/loss from continuing operations before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to remove the affects of equity-based compensation, MDP advisory fees, purchase accounting, restructuring and realized (gains) losses on foreign currency transactions.  Under the Company’s Credit Facility, Consolidated Adjusted EBITDA is defined as net income plus, interest, taxes, depreciation and amortization, further adjusted to add back extraordinary, unusual or non-recurring losses, non-cash stock option expense, fees and expenses related to the Merger, fees and expenses under the Management Agreement with our equity sponsor, restructuring charges or reserves, as well as other non-cash charges, expenses or losses, and further adjusted to subtract extraordinary, unusual or non-recurring gains, other non-cash income or gains, and certain cash contributions to our common equity.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  We believe the presentation of Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business.  We believe Adjusted EBITDA is useful to investors because it helps enable investors to evaluate our business in the same manner as our management evaluates our business, and because this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors.  While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

Adjusted EBITDA is calculated as follows:

	Thirteen Weeks Ended July 2, 2011	Thirteen Weeks Ended July 3, 2010	Twenty-Six Weeks Ended July 2, 2011	Twenty-Six Weeks Ended July 3, 2010
Net loss	$(7,376)	$(10,188)	$(12,724)	$(18,690)
Loss from discontinued operations, net of income taxes	132	38	186	294
Benefit from income taxes	(3,980)	(5,621)	(6,892)	(10,298)
Interest expense, net - excluding amortization of deferred financing fees	16,030	21,612	31,323	45,185
Amortization of deferred financing fees	1,023	1,039	2,002	2,074
Depreciation	6,046	6,380	12,224	12,888
Amortization	3,027	3,054	6,111	6,215

EBITDA from continuing operations	14,902	16,314	32,230	37,668
Equity-based compensation (a)	198	186	3,491	515
MDP advisory fees	375	375	750	750
Purchase accounting (b)	271	362	566	671
Restructuring (c)	-	29	-	829
Realized (gains) losses on foreign currency (d)	(359)	574	(802)	431

Adjusted EBITDA	$15,387	$17,840	$36,235	$40,864

(a) Represents equity-based compensation charges.

(b) Represents purchase accounting adjustments as a result of the Merger in 2007.

(c) Includes costs associated with employee severance, lease related terminations and other costs associated with the restructuring of the business.

(d) Represents transaction losses on settlements of our intercompany receivable with our foreign subsidiary and transaction  losses from foreign vendors and customers.